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                                               April 23, 2002

State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110

        Re:      William Blair Funds
        Institutional International Growth Fund, a Portfolio

Ladies and Gentlemen:

        Under a Transfer Agency and Service Agreement (the "Agreement") by and between William Blair Funds (the "Fund") and State Street Bank and Trust Company ("State Street") dated October 1, 1999, as amended on October 1, 2001, State Street provides transfer agent services to Portfolios of the Fund. Pursuant to
Section 17 of the Agreement, the Fund wishes to notify State Street that it has established a new series of shares called the Institutional International Growth Fund. The Fund desires to have State Street render services as transfer agent under the terms of the Agreement for the Institutional International Growth Fund. By signing below, you agree to provide such services as are set forth in the Agreement as transfer agent for the Institutional International Growth Fund.

        The Fund and State Street hereby amend the Agreement to reflect the name change of William Blair Mutual Funds, Inc. to William Blair Funds and in each instance in the Agreement where the words William Blair Mutual Funds, Inc. appear shall now be deemed to be William Blair Funds.

                                               WILLIAM BLAIR FUNDS

                                               /s/ Marco Hanig
                                               ----------------
                                               By:  Marco Hanig
                                                    -----------
                                               Its: President
                                                    -----------

Accepted this 24th day
of June, 2002.

STATE STREET BANK & TRUST COMPANY
/s/ Joseph L. Hooley
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By:  Joseph L. Hooley
     ------------------------
Its: Executive Vice President
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